Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Announces Class Action Settlement
San Juan, Puerto Rico, March 5, 2007— First BanCorp (NYSE: FBP) today announced that it has reached an agreement in principle to settle all claims with the lead plaintiffs in a shareholder class action originally filed in 2005. Under the terms of the settlement, which is subject to notice being provided to the class and final approval by the United States District Court for the District of Puerto Rico, First BanCorp will pay the plaintiffs $74,250,000.
“I am pleased with the speed and appropriateness of the settlement that we reached with the plaintiffs,” said Luis Beauchamp, President and Chief Executive Officer of First BanCorp. “Today is another significant step in our efforts to fully address our pending legal and regulatory matters, and we look forward to continuing to build a leading banking franchise for our customers, shareholders and employees.”
As previously announced, in anticipation of the settlement, First BanCorp recorded an accrual of $74,250,000 in its financial statements for the year ended December 31, 2005. First BanCorp had been in discussions, led by a mediator, with the lead plaintiff regarding a settlement.
Financial Reporting
First BanCorp plans to file its annual report on Form 10-K for the fiscal year ended December 31, 2006 in the summer of 2007. As soon as practicable thereafter, First BanCorp expects to file with the SEC the financial information required for its fiscal quarters ended March 31, 2005, June 30,

2005, September 30, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and the corresponding quarters for 2007.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the completion of the sale of shares of common stock to Scotiabank, which is conditioned on, among other things, regulatory approvals and Doral Financial Corporation not having commenced, or having commenced against it, a bankruptcy case on or prior to March 19, 2007, First BanCorp’s ability to return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the ability to settle the shareholder litigation and SEC inquiry relating to First BanCorp’s recent restatement of its financial statements, the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, First BanCorp’s execution of the agreement with R&G Financial contemplated by its recent agreement with R&G Financial involving its outstanding loan, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the

Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated and more current financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, including the impact on the Corporation’s financial statements for periods prior to April 3, 2006 of changes in the value of interest rate swaps resulting from changes in interest rates, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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